Exhibit 10
[Letterhead of T. Rowe Price Group, Inc.]
January 23, 2007
George A. Roche
6506 Montrose Avenue
Baltimore, Maryland 21202
Dear George:
     This will confirm that you have agreed to act as a consultant to T. Rowe Price Group, Inc. (the “Company”) commencing as of January 1, 2007 in accordance with the following terms and conditions of this consulting agreement (“this Agreement”):
1.	Services. During the term of this Agreement, you will provide strategic and other consulting services to the Chief Executive Officer and other senior management of the Company as mutually agreed between you and the Chief Executive Officer. It is expected that these services will be provided telephonically and through in-person meetings as we determine to be appropriate. In no event will you be engaged for assignments which would require activity by you for four consecutive weeks of full-time days or for cumulative time of more than eight weeks of full-time days in any calendar year. You will not have access to the Company’s investment research information, and your consulting activities will not include assisting portfolio managers with respect to investment selections or related investment activities (although you may provide general guidance with respect to capital markets and market trends and their impact on the Company’s business).
2.	Compensation. Your compensation for these services will be at a rate of $100,000 per year. You will be paid quarterly. You will be reimbursed for your reasonable out-of-pocket expenses, including any required travel to the Company or elsewhere. For purposes of this Agreement, you will be an independent contractor and not an employee of the Company, and will not be entitled to any benefits or other compensation beyond the consulting payments set forth in this paragraph. You will also be responsible for payment of all taxes associated with your compensation hereunder.
3.	Term. This Agreement shall be automatically renewed on January 1 of each year for an additional one-year period unless either party provides prior written notice to the other party that it wishes to terminate this arrangement at any time prior to such January 1. In addition, this Agreement may be terminated by either party at any time for any reason upon at least thirty (30) days prior written notice to the other party.

George A. Roche
January 23, 2007 Page 2
4.	Confidentiality. You will maintain the confidentiality of any non-public information relating to the Company that you obtain as a result of your consulting activity. Such obligation shall continue after the termination of this Agreement. In addition, unless otherwise agreed in writing by the Chair of the Company’s Ethics Committee, you will continue to be bound by the Company’s policies with respect to the trading in Company stock, including its prior clearance and reporting procedures for employees. Provided that you do not obtain information about the Company’s investment research, recommendations, or transactions, you will not be an “access person” under the Company’s Code of Ethics and Conduct and therefore you will not be subject to the Company’s policies with respect to the prior clearance and reporting of your personal securities transactions involving securities other than stock of the Company.
5.	Office Space. The Company will provide you with such office space, office equipment, secretarial assistance and computer access and support as you may need to carry out your duties under this Agreement.
6.	Other Employment. Should you accept a position as an employee, officer, director or consultant, or an appointment to the board, of a federally registered investment adviser, a registered investment company or any publicly traded company, you will provide written notice of such employment or appointment to the Chief Executive Officer of the Company and recognize that we may need to modify this relationship or establish protocols or procedures relating to such position to avoid any potential conflicts, or appearance of conflicts that may arise from such relationship.
7.	Entire Agreement. This letter represents the entire agreement relating to your engagement by the Company. This Agreement shall be governed by and constructed in accordance with the laws of the State of Maryland.
If the foregoing accurately reflects our agreement, please acknowledge by signing and returning the enclosed copy of this letter.

Very truly yours,
/s/ James A.C. Kennedy

James A.C. Kennedy

/s/ George A. Roche
George A. Roche
[T. Rowe Price Group, Inc. Second Sheet]